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                                                                                                               EXHIBIT 11.1


                                                 BOLT BERANEK AND NEWMAN INC.

                                         CALCULATION OF NET INCOME (LOSS) PER SHARE
                                          Years Ended June 30, 1994, 1993 and 1992
                                       (Dollars in thousands, except per-share data)

                                                                Year Ended June 30
- - ------------------------------------------------------------------------------------------------------------------------------------
                                         1994                             1993                                1992
                                -----------------------        ----------------------------        ----------------------------
                                               Fully                              Fully                                Fully
                                 Primary      Diluted           Primary          Diluted            Primary           Diluted
                                ----------   ----------        ----------       -----------        ----------        ----------
Calculation of shares:

Weighted average of shares
 outstanding                    16,179,000   16,179,000        15,705,000        15,705,000        16,227,000        16,227,000

Incremental shares from use
 of treasury stock method
 for stock options                 (a)          (a)               (a)                 (a)             277,000           268,000
                                ----------   ----------        ----------       -----------        ----------        ----------

Shares used in per-share
 calculations                   16,179,000   16,179,000        15,705,000        15,705,000        16,504,000        16,495,000
                                ==========   ==========        ==========       ===========        ==========        ==========

Income (loss) before
 extraordinary item                     $(7,824)                        $(32,264)                               $4,153

Extraordinary item                                                                                               3,648
                                        --------                        --------                                ------

Net income (loss)                       $(7,824)                        $(32,264)                               $7,801
                                        =======                         ========                                ======
Per-share amounts:

Income (loss) before
 extraordinary item             $     (.48)  $     (.48)       $    (2.05)      $     (2.05)       $      .24        $      .24

Extraordinary item                                                                                        .22               .22
                                ----------   ----------        ----------       -----------        ----------        ----------

Net income (loss) per share     $     (.48)  $     (.48)       $    (2.05)      $     (2.05)       $      .46        $      .46
                                ==========   ==========        ==========       ===========        ==========        ==========
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(a)  1994 and 1993 incremental shares were antidilutive and, as a result, were not included in the calculations of net loss per share.

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